Exhibit 99.1

March 10, 2023

PACWEST BANCORP ISSUES UPDATED FINANCIAL FIGURES; REITERATES CAPITAL AND LIQUIDITY STRATEGY AND FINANCIAL POSITION IN LIGHT OF INDUSTRY DEVELOPMENTS

FOR IMMEDIATE RELEASE

Los Angeles, California --- PacWest Bancorp (Nasdaq: PACW) (the “Company”), a bank holding company with $41 billion in assets, in light of recent industry events, updates the following financial (unaudited) information and reiterates its capital and liquidity strategy:

•	The Company’s wholly-owned subsidiary, Pacific Western Bank (the “Bank”), is a diversified relationship-based commercial bank focused on providing business banking and treasury management services to small, middle-market, and venture-backed businesses. The Bank has been, and continues to be, focused on strengthening our core relationship-based commercial bank, which we expect to result in stable core deposits, increased capital ratios, and an improved efficiency ratio, and will allow us to maintain our credit quality at favorable levels.

•	We have a diversified deposit base that includes commercial, community banking, homeowners associations, retail, and venture deposits.

•	As of 3/9/23, total deposits were $33.2 billion compared with $33.9 billion as of 12/31/22.

•	We have taken numerous strategic steps over the past four quarters to improve the balance sheet, including exiting non-core products, executing bond sales, a preferred stock offering, and a credit-linked notes transaction, and commenced a cost-reduction initiative designed to increase earnings.

•	Our risk-based capital ratios, including CET1, have been increasing for the past 3 quarters, including tier 1 risk-based capital ratio of 10.61%, which is well in excess of regulatory requirements, as of 12/31/22.

•	Our liquidity position, with the following financial balances (unaudited) as of 3/9/23, is:

o	Cash held on balance sheet of approximately $1.9 billion

o	Fully collateralized credit facility from the Federal Home Loan Bank of San Francisco of $4.9 billion

o	Federal Reserve Discount Window availability of $2.0 billion

o	Unpledged, liquid securities of approximately $5.3 billion

o	Loan balances of $28.3 billion, which are lower by $384 million since year-end 2022, as the Bank executes on our previously-announced strategy to slow loan growth and strengthen our balance sheet

•	Asset quality remains excellent, and we have experienced no significant changes since year-end, including classified assets, non-performing assets, and charge-offs.

“Though the banking industry is experiencing significant volatility in light of recent events, we want to reiterate that Pacific Western Bank is a well-performing, well-diversified, full-service commercial bank with more than twenty years of history. We have been a proven partner to our customers through all economic cycles and are actively adapting in the current economic environment,” said Paul W. Taylor, President and CEO.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $41 billion in assets headquartered in Los Angeles, California, with an executive office in Denver, Colorado, with one wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”). Pacific Western Bank is a relationship-based community bank focused on providing business banking and treasury management services to small, middle-market, and venture-backed businesses. The Bank offers a broad range of loan and lease and deposit products and services through full-service branches throughout California and in Durham,North Carolina and Denver, Colorado, and loan production offices around the country. For more information about PacWest Bancorp or Pacific Western Bank, visit www.pacwest.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains certain “forward-looking statements” about PacWest Bancorp and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, strategies, and projections and including statements about our expectations regarding our liquidity, capital, capital ratios, deposits, profitability, investment portfolio, loans, borrowing capacity, cash, asset quality, our strategic plan and operational effectiveness. Statements that are not historical or current facts, including statements about future financial and operational results, expectations, or intentions are forward-looking statements. Such statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Such statements are based on information available at the time of this report and are based on current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those expressed in them. Actual results may differ materially from those set forth or implied in the forward-looking statements due to a variety of factors, including the risk factors described in documents filed by the Company with the U.S. Securities and Exchange Commission. All forward-looking statements in this report are based on information available at the time the statement is made. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Kevin L. Thompson Executive Vice President, Chief Financial Officer 303.802.8934	William J. Black Executive Vice President, Strategy and Corporate Development 919.597.7466